June 23, 2015

Via Electronic Mail

Thomas J. Knapp

Dear Tom:

We are pleased to extend our offer of employment as interim General Counsel of Galena Biopharma, Inc. (the “Company”) on the terms set forth or referred to in this offer letter.

We understand that you have agreed to serve as a consultant to Sucampo Pharmaceuticals, Inc. through August of this year, but that such services will not interfere materially with your duties to the Company. Except for the performance of your consulting services to Sucampo, during your employment by the Company you will devote all of your business and professional time, energy, business judgment, knowledge, skill and best efforts to the performance of your employment duties with the Company. You will report directly to the Company’s President and Chief Executive Officer.

During your employment, you will commute as necessary to work at the Company’s offices in Portland, Oregon, or in the San Francisco Bay area to which the offices may be relocated, except for travel elsewhere from time to time as reasonably required in connection with your employment duties. Our present expectation is that you initially would work from the Company’s offices at least three days a week. On the days you are not working at the Company’s offices, you will make yourself available to work by remote access from your home in Maryland.

If you accept our offer, your employment will commence on Thursday, June 25, 2015 and end on December 31, 2015, unless your employment is sooner terminated as provided below in this officer letter or is extended by mutual agreement.

COMPENSATION AND CERTAIN BENEFITS

Your compensation and employee benefits will be as follows:

(a)During the term of your employment by the Company, you will be entitled to a salary of $27,083.33 per month (prorated for any period of less than a full month), payable in accordance with our standard payroll practices and subject to deductions for applicable federal, state and local withholding.

Thomas J. Knapp June 23, 2015

(b)You will be entitled to reimbursement of your reasonable business expenses, including your reasonable travel and lodging expenses only incurred in connection with your commute to the Company’s offices and the reasonable telephone expenses and similar out-of- pocket expense incurred in working remotely, in accordance with our standard expense reimbursement practices.

(c)The Company will provide you the use of a Company computer, which you will be required to return to the Company upon termination of your employment.

(d)As a one-time signing bonus, upon the date your employment commences, the Company will grant to you under its 2007 Amended and Restated Incentive Plan, as amended (the “2007 Plan”), a non-qualified stock option to purchase up to 40,000 shares of common stock of the Company. The option will have an exercise price equal to the closing price of our common stock on the date of grant, will be subject to vesting in six approximately equal monthly installments as of the end of each month during the period ending December 31, 2015, subject to your remaining in our continuous service through each monthly vesting date, and be on such other terms and provisions as are contained in the Company’s standard-form nonqualified stock option agreement under the 2007 Plan.

EMPLOYEE BENEFIT PLANS

During your employment with the Company, you will be entitled to paid time off in accordance with our standard policies and to participate in all group benefit plans made available generally to employees of the Company. The Company reserves the right to amend, modify or terminate its policies and benefit plans at any time.

EMPLOYEE HANDBOOK AND OTHER POLICIES

You will be bound by the employment terms contained in the Company’s Employee Handbook and other written policies of the Company in effect from time to time and be required to sign the Company’s standard-form Employee Confidentiality, Non-competition and Proprietary Information Agreement.

RIGHT TO WORK STATUS

Under the Immigration Reform and Control Act, the Company is required to verify identity and work authorization of all newly hired employees. Therefore, you will be required to complete the I-9 form upon hire. Within three business days of beginning your employment, you also will need to supply acceptable documentation (as noted on the I-9 Form) of your identity

Thomas J. Knapp June 23, 2015

and work authorization. For your convenience, we have enclosed a copy of the I-9 form and List of acceptable documentation for your review.

BACKGROUND CHECK

This offer is subject to our completion of a customary background check satisfactory to us.

NATURE OF “AT WILL” EMPLOYMENT

If you accept this offer, your employment will be “at will,” which means that either you or the Company may terminate your employment relationship at any time, with or without cause, upon not less than 30 days’ advance written notice. This means, among other things, that upon termination of your employment relationship, the Company’s sole obligation to you will be to pay you any accrued and unpaid salary, plus any unreimbursed business expenses and accrued but unused paid time off as provided herein, through the termination date and any benefits in accordance with the Company’s employee benefit plans in which you are then participating as provided herein.

* * * * * *

If you require further clarification or information, please contact me.
If the terms of employment set forth in this offer letter are acceptable to you, please sign and date a copy of this offer letter where indicated below and return it to me. You can fax this page to me or sign, scan, and email it to me.

Upon execution by you, this offer letter will replace any prior or contemporaneous oral or written understanding or agreement concerning terms of employment between you and the Company.

This offer letter and any dispute concerning the validity, enforceability or interpretation of this offer letter or the terms of your employment will be governed by the internal laws of the State of Oregon without regard to conflict-of-law principles.

We look forward to you joining our team and to a mutually rewarding relationship.

Sincerely,

/s/ Mark W. Schwartz, Ph. D.

Thomas J. Knapp June 23, 2015

President and Chief Executive Officer

I hereby accept the foregoing offer on the terms set forth above and acknowledge this agreement with the Company; and that no other terms, conditions or representations other than those contained herein form part of this agreement. I understand that my employment relationship is on an “at-will” basis and can be terminated by either the Company or myself at any time, with or without cause, or upon not less than 30 days’ advance written notice. I hereby represent and warrant to the Company that (a) I have the legal right to enter into this agreement and to perform my employment obligations hereunder and (b) am not a party to any agreement or understanding, and am not subject to any restriction, which, in either case, could prevent me from entering into this agreement or performing my employment duties hereunder.

Dated: June 24, 2015	/s/ Thomas J. Knapp